Exhibit 99.1

 Evofem Biosciences Reports Second Quarter 2021
Financial Results and Provides Corporate Update

-- 68% increase in net product sales Q1 to Q2 --
-- 47% increase in Phexxi prescriptions --
-- 65% increase in dispensed units --
-- 52% increase in Phexxi prescriber base --
-- Conference call scheduled for 4:30 p.m. ET today --

SAN DIEGO, August 11, 2021 - Evofem Biosciences, Inc., (NASDAQ: EVFM) (“Evofem" or the “Company"), today reported financial results for the three- and six-month periods ended June 30, 2021.
“We are pleased to show strong and sustainable growth in Phexxi prescriptions and dispensed units in the second quarter. This momentum allows us to further accelerate the growth trajectory with our celebrity campaign launching in early September,” said Saundra Pelletier, Evofem's Chief Executive Officer.

Second quarter and recent highlights include:
•12,763 Phexxi® (lactic acid, citric acid and potassium bitartrate) prescriptions were filled and 14,810 units were dispensed to patients during the second quarter of 2021, an increase of 47% and 65%, respectively, compared to the first quarter of 2021.
•61% growth in the prescriber base in the second quarter of 2021 compared to the first quarter of 2021, and over 7,700 healthcare providers have prescribed Phexxi from launch through mid-July.
•National brand ambassador campaign featuring an Emmy Award-winning celebrity launching in September 2021 to accelerate growth in Phexxi brand awareness and prescriptions.
•On track to complete enrollment in EVOGUARD by year-end 2021. This pivotal Phase 3 clinical trial is evaluating safety and efficacy of EVO100 for the prevention of chlamydia and gonorrhea in women.
Financial Results
For the three months ended June 30, 2021, Phexxi net product sales increased 68% to $1.9 million, compared to $1.1 million in the three months ended March 31, 2021. There were no net product sales in the second quarter of 2020, since Phexxi was launched in the U.S. in September 2020.

Total operating expenses decreased 6% to $43.0 million for the second quarter of 2021 compared to $46.0 million in the first quarter of 2021.
•Cost of goods sold was $0.8 million, compared to $0.5 million in the first quarter of 2021, reflecting higher Phexxi sales.
•Research and development costs increased 17% to $8.5 million, compared to $7.3 million in the first quarter of 2021, reflecting higher enrollment in the Phase 3 EVOGUARD trial. This trial is funded in part by the proceeds from the Adjuvant convertible notes issued in 2020.
•Selling and marketing costs decreased 11% to $27.2 million, compared to $30.5 million in the first quarter of 2021 due primarily to lower media and agency fees, which were offset in part by costs related to the Phexxi sample rollout.
•General and administrative costs were $6.4 million compared to $7.7 million in the first quarter of 2021, primarily reflecting lower headcount, recruiting, and outside services.
During the second quarter, the Company implemented cost containment measures across all departments. These included reductions in spend and headcount, elimination of certain consulting roles, and eliminating hires planned for 2021. These measures are expected to result in aggregate savings of $9.5 million on an annualized basis.
Total other income, net, was $7.7 million in the second quarter of 2021, and mainly included a $8.9 million change in fair value as a result of mark-to-market adjustments and $1.2 million in interest expense for the convertible notes issued in 2020.
Net loss attributable to common stockholders improved to $33.4 million, or $(0.27) per share, for the quarter ended June 30, 2021, compared with a net loss of $46.2 million, or $(0.56) per share, in the first quarter of 2021 and a net loss of $52.7 million, or $(0.91) per share, for the prior year quarter.
Cash and cash equivalents was $47.0 million at June 30, 2021. In addition, at June 30, 2021, $14.9 million in restricted cash from the Adjuvant notes was available for use.
Conference Call
As previously announced, the Evofem management team will host a conference call to discuss its financial results for the second quarter ended June 30, 2021 and business highlights on Wednesday, August 11, 2021 at 4:30 p.m. ET (1:30 p.m. PT).
The webcast (live and archived) and related slide presentation can be accessed through https://evofem.investorroom.com/2021Q2Results or https://edge.media-server.com/mmc/p/h6zpy9h5.
Please connect to the webcast at least 15 minutes prior to the start of the call to download any software that may be required.
If participating by phone, please dial in approximately 15 minutes prior to the start of the call using (866) 503-5561 (U.S. toll-free) or (253) 336-2965, and referring to conference ID 9190716.
A telephone replay will be available for 24 hours after the call at (855) 859-2056 (U.S.) or (404) 537-3406 (International), conference ID 9190716.
About Evofem Biosciences, Inc.
Evofem Biosciences, Inc., (NASDAQ: EVFM) is developing and commercializing innovative products to address unmet needs in women's sexual and reproductive health, including hormone-free, woman-controlled contraception and protection from certain sexually transmitted infections (STIs). The Company launched its first FDA-approved commercial product, Phexxi® (lactic acid, citric acid and potassium bitartrate), in the United States in September 2020. The Company is evaluating lead product candidate EVO100 for the prevention of urogenital Chlamydia trachomatis and Neisseria gonorrhoeae infection in women in the ongoing Phase 3 clinical trial, 'EVOGUARD.' For more information, please visit www.evofem.com.

Phexxi® is a trademark of Evofem Biosciences.

About PHEXXI
Phexxi is an on-demand method of birth control used to prevent pregnancy. Phexxi is not effective when used after sex. For more information about Phexxi, talk to your healthcare provider and see full Product Information, which is available at https://www.phexxi.com/pdf/PhexxiUSPI.pdf.

IMPORTANT SAFETY INFORMATION
•Rare cases (0.36%) of bladder and kidney infection have been reported. If you have a history of urinary tract problems that keep coming back, you should not use Phexxi.
•Contact your healthcare provider if you are experiencing genitourinary side effects such as vaginal burning, itching, discharge, genital discomfort (including in male partners), yeast infection, urinary tract infection or bacterial vaginosis.
•Phexxi does not protect against any sexually transmitted infections, including HIV.

Please report side effects by contacting Evofem Biosciences toll-free at 1-833-EVFMBIO or contact FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

Forward-Looking Statements
This press release includes "forward-looking statements," within the meaning of the safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 including, without limitation, statements related to potential growth, momentum and trajectory, the potential results of celebrity campaigns, matters relating to the ongoing development of EVO100 and potential results of any cost containment measures. Various factors could cause actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed or implied in the forward-looking statements, or that could impair the value of Evofem Biosciences' assets and business, are disclosed in the Company's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 4, 2021. All forward-looking statements are expressly qualified in their entirety by such factors. The Company does not undertake any duty to update any forward-looking statement except as required by law.

Investor Relations Contact
Amy Raskopf
Evofem Biosciences, Inc.
araskopf@evofem.com
Mobile: (917) 673-5775
Media Contact
Ellen Thomas
Evofem Biosciences, Inc.

ethomas@evofem.com
Mobile: (718) 490-3248

(Tables follow)

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEET DATA (Unaudited) (In thousands)

	June 30, 2021	December 31, 2020
Cash and cash equivalents	$46,982	$48,892
Restricted cash	15,206	22,559
Trade accounts receivable, net	3,108	1,067
Total current liabilities	68,321	77,283
Total liabilities	99,784	108,621
Total stockholders’ equity	8,964	1,347

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Product sales, net	$1,857	$—	$2,962	$—

Operating expenses:
Cost of goods sold	839	—	1,345	—
Research and development	8,507	2,640	15,769	6,887
Selling and marketing	27,237	9,997	57,762	17,852
General and administrative	6,416	9,735	14,100	16,877
Total operating expenses	42,999	22,372	88,976	41,616
Loss from operations	(41,142)	(22,372)	(86,014)	(41,616)
Other income (expense):
Interest income	4	29	11	131
Other expense	(1,186)	(349)	(2,331)	(353)
Loss on issuance of financial instruments	—	(64,049)	—	(64,049)
Change in fair value of financial instruments	8,910	34,075	8,768	34,075
Total other income (expense), net	7,728	(30,294)	6,448	(30,196)
Loss before income tax	(33,414)	(52,666)	(79,566)	(71,812)
Income tax expense	(12)	—	(11)	—
Net loss	$(33,426)	$(52,666)	$(79,577)	$(71,812)
Net loss per share, basic and diluted	$(0.27)	$(0.91)	$(0.77)	$(1.36)
Weighted-average shares used to compute net loss per share, basic and diluted	125,168,570	57,696,519	103,625,627	52,946,235

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